AMERICAN SALES INDUSTRIES
                              3560 Investment Lane
                          Riviera Beach, Florida 33404

                                 March 14, 2000

NetMaximizer.com, Inc.
4400 North Federal Highway, Suite 407
Boca Raton, Florida  33431

Gentlemen:

         You have advised us that you propose to assume for yourselves the warehousing and fulfillment services that we have been performing with regard to certain products (the "Products") that you have been selling through the NetMaximizer.com, Inc. Internet store or otherwise to your customers (each a "Customer"). Separately, you and we have agreed to a lease regarding a portion of our warehouse space, located at 3560 Investment Lane, Suite 201, Riviera Beach, Florida 33404 (the "Leased Premises"). You have asked that we act as your non-exclusive purchasing agent to acquire and have the Products delivered to the Leased Premises. This agreement ("Agreement") sets forth the terms and conditions under which we will act as your non-exclusive purchasing agent.

23. We have relationships with various suppliers of the Products that enable us to establish and maintain a price list (the "Price List") for the Products. Our Price List will include all costs to be paid by you with regard to delivery of the Product, but will not include our fee for acting as your purchasing agent, as provided in paragraph 5, below. You may also have other purchasing agents for some or all of the Products and you will have the ability to purchase the Products yourselves. You will use our Price List and, based upon the cost per item quoted on the Price List (as compared with the prices quoted by other purchasing agents or available directly to you from a Product supplier), you may, in your absolute discretion, place orders ("Purchase Orders") with us from time-to-time which you will direct that we cause to be filled.

     o We are responsible to ensure that any amendments to the Price List are provided to you on a timely basis.

     o In the event that the item cost has changed from that contained in the Price List which you used to base your Purchase Order, we will have two alternatives upon receipt of your Purchase Order: (a) we can notify you within one (1) business day that we cannot provide the Product at the quoted price and inform you of the current price, holding that portion of your Purchase Order pending your decision regarding purchase at the amended price (but fulfilling our responsibilities to order the other


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          Products, the price for which was correct on the Price List); or (b), in the event that we either (i) fail to notify you or (ii) choose in our discretion to do so, we will fill the Purchase Order at the price indicated on the Price List.

24. We will direct (the "Supply Order") the Product suppliers to deliver the Products to you at the Leased Premises according to the schedule that you have requested in the Purchase Order (e.g., next day, two-day, ground). Until the Products are delivered to the Leased Premises, all risk of loss or damage to the Products will remain with the Product supplier or with us, but in no event will you assume any of such risk.

25. Upon receipt of the Products, you will have the customary, commercially reasonable time to accept or reject the goods; provided, however, that if you pick and pack any Product item for shipment to your Customer, you will be deemed to have accepted that Product item (but not all like Product items) at the time of such packing. You will maintain records by Product Order number of all Product items actually received, of the Product items accepted and of the Product items rejected and returned to the Product supplier. This information will be reported to us (the "Weekly Reconciliation Report") by Wednesday (provided that Wednesday is a business day, but if it is not, by the next business day thereafter) of the week following the Delivery Week (defined below).

26. No Supply Order will permit the disclaimer of warranties of merchantability or, as appropriate, fitness for a particular purpose by a Product supplier, nor shall we otherwise permit any Product supplier to limit their Product warranties. As your non-exclusive purchasing agent, however, we make no warranties to you or to your Customers with regard to the Products.

     o In the event that any Product is returned to you by your Customer, we assume no responsibility to you with regard to such returned Product.

27. For acting as your non-exclusive purchasing agent in connection with the purchase of Products, we shall be entitled to receive and you hereby agree to pay to us upon consummation of each Supply Order, a fee (your "Purchasing Agent Fee") determined as follows: for each item delivered and accepted the unit price of which is less than $5.00, a per item fee of $0.50; for each item delivered and accepted the unit price of which is equal to or greater than $5.00 but less than $10.00, a per item fee of $0.75; and for each item delivered and accepted the unit price of which is equal to or greater than $10.00, a per item fee of $1.00. We shall be due no other fee or compensation in connection with acting as your non-exclusive purchasing agent.

     o In determining the "per item fee" for purposes of this paragraph, the unit price as indicated on the Price List (or determined in accordance with the Price List) for the quantity of units actually delivered shall control. That is, if the Price List indicates that the per unit price is $5.00 if the quantity ordered is ten or fewer, but the per unit price is $4.75 if the quantity ordered is greater than ten, the Purchasing Agent Fee

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          shall be determined in accordance with the quantity actually delivered pursuant to the Supply Order.

28.       Payment and Reconciliation.
          --------------------------

          o At the time you deliver to us your Purchase Order, you agree to deliver the total purchase price of the Products ordered ("Deposited Monies"), determined in accordance with the Price List.

          o We will identify any excess of Deposited Monies as follows: For purposes of this paragraph, Products accepted during the period beginning on Saturday and ending on the following Friday shall be deemed to be purchased by you in that "Delivery Week," regardless of the week during which the Purchase Order for such Product was submitted to us or during which the Products were physically delivered to the Leased Premises. By close of business on Thursday of the week following the Delivery Week, we will use the Weekly Reconciliation Report for that Delivery Week to determine the excess, if any, of the Deposited Monies with regard to Products accepted, relative to particular Purchase Orders to which those Deposited Monies relate.

          o We will credit the amount of such deviation, if any, against the Purchasing Agent Fee due as the result of the activity of that Delivery Week and invoice you for the balance of the Purchasing Agent Fee due. In the event the result of that reconciliation is less than $1,000 (whether that amount is due to us as additional Purchasing Agent Fees or due to you as a refund of Deposited Monies), we will carry that amount forward to the next week. In any other event, the reconciliation amount shall be due to the owed party on Friday of the week following the Delivery Week (but if such Friday is not a business day, then on the next business day).

29. We are an independent contractor. Except with regard to Supply Orders, our personnel have no authority to make commitments, enter into contracts on behalf of, bind or otherwise obligate NetMaximizer.com, Inc. in any manner whatsoever. As a result of our acting as your non-exclusive purchasing agent, we may learn confidential information about you (for example, information not generally known to the public regarding your business methods, technical operations and trade secrets). We agree to keep that information secret, unless we are required by a court or other authority to disclose it, in which case we will so notify you.

30.       Indemnification.
          ---------------

          o Except as limited in the next subparagraph, you agree to indemnify and hold us harmless from any and all loss, liability, cost, damages, and expenses (including reasonable attorneys' fees) on account of any and all manner of claims, demands, actions and proceedings that may be instituted against us by (a) your Customers

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               arising from or involving any Product or (b) any third party arising from this Agreement. You shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that we may, at our own expense, fully participate with your full cooperation in such defense to protect our own interests, if we determine that such participation is necessary. We agree to cooperate with you, at your expense, and provide copies of any documents or materials reasonably requested by you in support of your defense of us hereunder, unless otherwise mutually agreed upon in writing.

          o Because we want to protect our relationships with our Product suppliers, we agree to defend and/or handle at our own expense, any claim or action against you by any Product supplier arising from a Supply Order. You will give us prompt notice of any such claim or action and copies of all papers served upon or received by you relating to same. We further agree to indemnify and hold you harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action, unless such claim arose from your gross negligence. We shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that you may, at your own expense, fully participate with our full cooperation in such defense to protect your own interests, if you determine that such participation is necessary. You agree to cooperate with us, at our expense, and provide copies of any documents or materials reasonably requested by us in support of our defense of you hereunder, unless otherwise mutually agreed upon in writing.

31. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or telexed or telegraphed and confirmed by letter, to the party to whom it is addressed at the address set forth above. All notices hereunder shall be effective upon receipt by the party to which it is addressed.

32. The benefits of this Agreement shall inure to our respective successors and assigns and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

33. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, without regard to choice-of-law principles, as if made and to be performed solely in Florida.

         A. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between an American Sales Industries executive and a NetMaximizer.com, Inc. executive who has authority to settle the controversy and who is at a

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higher level of management (if any) than the person with direct responsibility for the administration of this Agreement. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) business days after delivery of the notice, the party receiving the notice shall submit a written response to the other party. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within five (5) business days after delivery of the response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within thirty (30) days of the disputing party's notice, or if the parties fail to meet within fifteen (15) days of the delivery of the notice, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Florida and Federal Rules of Evidence.

         B. Except with regard to the confidentiality provisions of paragraph 7 and the indemnification provisions of paragraph 8, any disputes between us with respect to the agreements contained in this Agreement are to be settled by binding arbitration conducted pursuant to the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. In any such arbitration the scope and timing of any discovery shall be determined by the arbitrators. Such arbitration is to be the sole remedy for the settlement of such disputes.

         C. With regard to confidentiality and indemnity disputes, each of us hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America, in each case located in the County of Palm Beach, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Florida or the United States of America, in each case located in the County of Palm Beach, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

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         If the foregoing correctly sets forth our agreement, please sign two copies of this letter in the space provided below and return one of the executed copies to us.

                                                  Very truly yours,

                                                  AMERICAN SALES INDUSTRIES

                                                  /s/ Pat Talerico
                                                  -----------------------------
                                                  By: Pat Talerico
                                                  Its President

Confirmed and Agreed to
this __ day of March, 2000

NETMAXIMIZER.COM, INC.

/s/ David A. Saltrelli
-----------------------------
By: David Saltrelli
Its President

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